EXHIBIT  23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (filed July 14, 2010) of Sector 10, Inc. of our report dated July 21, 2010, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K/A of Sector 10, Inc. for the years ended March 31, 2010 and 2009.

HJ & Associates, LLC
Salt Lake City, Utah
July 21, 2010